UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/31/2009

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 31, 2009, Patrick J. Schwartz resigned as President of Raser Technologies, Inc. (the "Company"). Mr. Schwartz will continue his association with the Company for several months to assist with any transitional issues.

Jim Spellman, a Vice President of the Company, will take over the leadership of the Company's Transportation & Industrial segment while he continues to serve as a Vice President of the Company. Mr. Spellman, age 52, joined the Company in 2006 and has served as Vice President of the Company's Transportation and Industrial segment since 2007. Prior to joining the Company, Mr. Spellman worked at Remy Inc., formerly a division of General Motors, for 27 years. Among his many roles, Mr. Spellman started his career in product development of PMDC motors and became director of that group. In 2000, Mr. Spellman became the Director of Hybrid Technology where he built and led this group in developing induction and permanent magnet motors for two General Motors production hybrid vehicle projects. Mr. Spellman has a B.S. in Mechanical Engineering from the University of Pittsburg and an MBA from Indiana Wesleyan University.

Item 8.01.    Other Events

On July 31, 2009, the Company issued a press release regarding the resignation of Patrick J. Schwartz as President of the Company and Jim Spellman's assumption of the leadership responsibilities for the Company's Transportation & Industrial segment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.        Description
99.1        Press release issued by Raser Technologies, Inc. on July 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: July 31, 2009	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release issued by Raser Technologies, Inc. on July 31, 2009